Exhibit 99.1

Forward Industries Announces Updated Proposal to Acquire SkyAI, Inc.

Proposal reflects a 50% premium to SkyAI’s closing price on September 14, 2026. SkyAI stockholders may elect cash or Forward common stock, or any combination of the two.

AUSTIN, Texas, Sep 15, 2026 (Globe Newswire) -- Forward Industries, Inc. (NASDAQ: FWDI) (the “Company” or “Forward”), the leading Solana treasury company, today announced that it has delivered a letter to the Board of Directors of SkyAI, Inc. proposing to acquire all of SkyAI’s issued and outstanding common stock.

Under the proposal, SkyAI stockholders would receive cash and/or shares of Forward common stock, at each holder’s election. Each SkyAI share would be converted into the value of 0.306 Forward shares, a fixed exchange ratio that would not adjust for changes in the trading price of either company’s common stock. Based on the closing price of $6.95 per Forward share on September 14, 2026, the ratio implies consideration of $2.13 per SkyAI share, a 50% premium to SkyAI’s closing price of $1.42 on the same date. Forward has proposed to effect the transaction as a merger or other tax-efficient combination as the parties may mutually agree.

“Our updated offer reflects our conviction in the value this combination can create,” said Ryan Navi, CIO of Forward Industries. “Forward has a proven playbook and a track record of execution that delivers value. SkyAI’s stockholders have waited long enough. We’re ready to move quickly - the next step is for the Board to engage.”

Forward has requested a response from the SkyAI Board by 5:00 p.m. Eastern time on September 25, 2026.

The proposal is non-binding and remains subject to customary conditions, including completion of due diligence, the negotiation and execution of a definitive agreement, receipt of required regulatory approvals, and approval by SkyAI’s stockholders. There can be no assurance that any transaction will be agreed or completed, or that any definitive agreement will be entered into.

No Offer or Solicitation

This press release is for informational purposes only. It does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor is it a solicitation of any vote or approval, and there will be no sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any securities that may be issued in connection with a transaction would be offered only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption therefrom.

About Forward Industries, Inc.

Forward Industries, Inc. (NASDAQ: FWDI) is a Solana focused digital asset treasury company, with the strategy to buy, hold, stake, trade, invest in, and grow SOL and SOL related digital assets, protocols and businesses. Forward’s mission is to expand and strengthen the Solana ecosystem by acquiring and staking SOL and engaging with, providing tools to and investing in the Solana network, Solana developers and Solana related projects in order to increase shareholder value. In connection with a private placement transaction in September 2025, Forward launched a digital asset treasury strategy supported by industry leading investors and operating partners including Galaxy Digital and Jump Crypto. For more information on the Company’s Solana treasury strategy, visit www.forwardindustries.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements relating to the proposed transaction with SkyAI, Inc., the Company’s plan for value creation and strategic advantages, market size and growth opportunities. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the risk that the proposed transaction is not agreed, is delayed, or is not completed on the terms described or at all; the risk that the SkyAI Board does not engage with the Company; failure to realize the anticipated benefits of the proposed transaction or of the Company’s digital asset treasury strategy; changes in business, market, financial, political and regulatory conditions; risks relating to the Company’s operations and business, including the highly volatile nature of the price of Solana and other cryptocurrencies; the risk that the price of the Company’s common stock may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries and markets in which the Company does and will operate (including the applicable digital assets market); risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; as well as those risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Contacts

Media Contact comms@forwardindustries.com

Investor Relations Contact ir@forwardindustries.com